Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO SECURITY AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT AND FIRST AMENDMENT TO SECURITY AGREEMENT (this “Amendment”), dated as of February 9, 2011, is entered into by and among WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company formerly known as Wells Fargo Foothill, LLC, as administrative agent (in such capacity, “Agent”) for the Lenders (as defined below), FINISAR CORPORATION, a Delaware corporation (“Parent”), OPTIUM CORPORATION, a Delaware corporation, (“Optium” and Parent, each individually a “Borrower”, and individually and collectively, jointly and severally, the “Borrowers”) and the Lenders.
RECITALS
A.    Borrowers, the lenders party thereto from time to time (the “Lenders”) and Agent, have previously entered into that certain Credit Agreement dated as of October 2, 2009 (as the same may be modified, supplemented or amended from time to time, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrowers. Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.
B.    Borrowers, certain of Borrowers' subsidiaries identified on the signature pages thereof (such subsidiaries together with Borrowers, collectively, "Grantors") and Agent have previously entered into that certain Security Agreement dated as of October 2, 2009 (as the same may be modified, supplemented or amended from time to time, the “Security Agreement”).
C.    Borrowers have requested that Agent and the Lenders amend the Credit Agreement, and Grantors have requested that Agent and the Lenders amend the Security Agreement, all of which Agent and the Lenders are willing to do pursuant to the terms and conditions set forth herein.
D.    Borrowers and Grantors are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent's or any Lender's rights or remedies as set forth in the Credit Agreement or the Security Agreement are being waived or modified by the terms of this Amendment.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Amendments to Credit Agreement.
(a)Schedule E-1 of the Credit Agreement is hereby deleted in its entirety.
(b)The following definitions are hereby added to Schedule 1.1 of the Credit Agreement in alphabetical order:
" 'Acquired Indebtedness' means Indebtedness of a Person whose assets or Stock is acquired by Parent or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition."
" 'Acquisition' means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person."
" 'Covenant Testing Trigger Date' means the first day after the Third Amendment Effective Date that Excess Availability is less than $25,000,000."
" 'Permitted Acquisition' means any Acquisition so long as:
(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,
(b)    no Indebtedness will be incurred, assumed, or would exist with respect to Parent or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clause (n) of the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Parent or its Subsidiaries as a result or such Acquisition other than Permitted Liens,
(c)    Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent) created by adding the historical combined financial statements of Parent and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, Parent and its Subsidiaries (i) would have had a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition, and (ii) are projected to have a Fixed Charge Coverage Ratio of at least 1.1 to 1.0 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition,
(d)    Borrowers have provided Agent with their due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person's (or assets') historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,
(e)    Borrowers shall have (i) Excess Availability plus Qualified Cash in an amount equal to or greater than $50,000,000 and (ii) Excess Availability in an amount equal to or greater than $35,000,000 immediately after giving effect to the consummation of the proposed Acquisition,
(f)    Borrowers have provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,
(g)    the assets being acquired (other than a de minimis amount of assets in relation to Parent's and its Subsidiaries' total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Parent and its Subsidiaries or a business reasonably related thereto,
(h)    the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement and, in the case of an acquisition of Stock, such Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and
(i)    the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including any Acquired Indebtedness and deferred payment obligations) shall not exceed, together with the purchase consideration payable in respect of all Investments permitted under clause (n) of the definition of Permitted Investments, $75,000,000 in the aggregate; provided, however, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $50,000,000 in the aggregate.
Notwithstanding anything contained herein to the contrary, in no event will assets acquired pursuant to a Permitted Acquisition constitute assets eligible for inclusion in the Borrowing Base prior to completion of a field examination and other due diligence acceptable to Agent in its Permitted Discretion (which field examination may be conducted prior to the closing of such Permitted Acquisition)."
" 'Third Amendment Effective Date' means February 9, 2011."
(c)The definition of “Base LIBOR Rate” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
" 'Base LIBOR Rate' means the rate per annum rate appearing on Bloomberg L.P.'s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error."
(d)The definition of “Base Rate” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
" 'Base Rate' means the greatest of (a) the Federal Funds Rate plus ½%, (b) the Base LIBOR Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo's base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate."
(e)The definition of “Base Rate Margin” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
" 'Base Rate Margin' means 1.75 percentage points."
(f)The definition of “Borrowing Base” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
" 'Borrowing Base' means, as of any date of determination, the result of:
(a)    85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)    80% of the amount of Eligible Investment Grade Accounts, less the amount, if any, of the Dilution Reserve, plus
(c)    the lesser of
(i) $40,000,000, and
(ii) 80% of the amount of Eligible Credit Insured Accounts, less the amount, if any, of the Dilution Reserve, plus
(d)    the lowest of
(i) $10,000,000,
(ii) 80% of the amount of Eligible Specified Accounts, less the amount, if any, of the Dilution Reserve, minus
(e)    the sum of (i) the Bank Product Reserve, (ii) the Credit Insurance Reserve, and (iii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement."
(g)The definition of “LIBOR Rate Margin” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
" 'LIBOR Rate Margin' means 2.75 percentage points."
(h)Clauses (a) and (m) of the definition of “Permitted Dispositions” set forth in Schedule 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
"(a) sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, obsolete or no longer used in the ordinary course of business,"
"(m) so long as no Event of Default has occurred and is continuing, dispositions of assets (other than Accounts, intellectual property, licenses, Stock of Subsidiaries of Parent, or Material Contracts) not otherwise permitted in clauses (a) through (l) above so long as made at fair market value and the aggregate fair market value of all assets disposed of in all such dispositions in any fiscal year (including the proposed disposition) would not exceed $3,000,000."
(i)Clause (l) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(l)     the Permitted Convertible Note Debt so long as Parent receives Net Cash Proceeds therefrom in an amount not less than $60,000,000 at the time such Indebtedness is incurred; provided, however, that no cash payments shall be made by Parent or any of its Subsidiaries on account of such Indebtedness prior to the Payoff Date unless (i) both before and after giving effect to any such cash payment, Borrowers have (A) Excess Availability plus Qualified Cash in an amount equal to or greater than $50,000,000 and (B) Excess Availability in an amount equal to or greater than $35,000,000, (ii) such cash payment is permitted by applicable law and the Indenture governing the Permitted Convertible Note Debt, and (iii) no Default or Event of Default shall have occurred and be continuing or would result therefrom; and”
(j)The definition of “Permitted Indebtedness” set forth in Schedule 1.1 of the Credit Agreement is hereby amended by: (i) deleting the "." immediately after clause (m) of such definition and inserting a "," in lieu thereof, and (ii) adding the following clauses immediately after clause (m) of such definition:
"(n) Acquired Indebtedness in an amount not to exceed $15,000,000 outstanding at any one time, and
(o) unsecured Indebtedness incurred by Loan Parties in an aggregate amount not to exceed

$20,000,000."
(k)Clauses (l) through (o) of the definition of “Permitted Investments” set forth in Schedule 1.1 of the Credit Agreement are hereby amended and restated in their entirety to read as follows:
"(l) [Reserved],
(m) Permitted Acquisitions,
(n) so long as (i) no Event of Default has occurred and is continuing or would result therefrom, and (ii) Borrowers have (x) Excess Availability plus Qualified Cash in an amount equal to or greater than $50,000,000 and (y) Excess Availability in an amount equal to or greater than $35,000,000 both before and after giving effect to any such Investment, any other Investments (other than Acquisitions) in an aggregate amount not to exceed, together with all purchase consideration payable in respect of all Permitted Acquisitions (including all Acquired Indebtedness and deferred payment obligations), $75,000,000 during the term of the Agreement, and
(o) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $5,000,000 in the aggregate amount outstanding at any time;"
(l)The following definitions are hereby deleted from Schedule 1.1 of the Credit Agreement in their entirety:
"Eligible Equipment ",
"Eligible Equipment Sublimit",
"Eligible Inventory",
"Net Orderly Liquidation Value", and
"Unused Line Margin".
(m)Schedule 5.2 of the Credit Agreement is hereby amended and replaced with Schedule 5.2 attached hereto.
(n)Section 2.10(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
"(b) for the ratable account of those Lenders with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of the Revolver Usage during the immediately preceding month (or portion thereof)."
(o)Section 4.26 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
"4.26    [Reserved]"
(p)Section 4.27 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
"4.27    [Reserved]"
(q)Section 6.7(a)(i) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
“(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, and (B) Permitted Intercompany Advances; provided, however, that Parent and its Subsidiaries may optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Parent or its Subsidiaries if not otherwise prohibited by the terms hereunder and if both before and after giving effect thereto (x) no Default or Event of Default has occurred and is continuing, (y) Excess

Availability plus Qualified Cash is equal to or greater than $50,000,000, and (z) Excess Availability is equal to or greater than $35,000,000,”
(r)Section 6.11(b)(iii) of the Credit Agreement through and including the “;” thereafter is hereby amended and restated in its entirety to read as follows:
"(iii) in the case of Subsidiaries of Parent that are CFCs, an aggregate amount of not more than $50,000,000 at any one time (in each case, calculated at current exchange rates);"
(s)Section 7 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
"FINANCIAL COVENANTS. Each Borrower covenants and agrees that, until termination of all of the Revolver Commitments and payment in full of the Obligations, commencing on the Covenant Testing Trigger Date, Parent and its Subsidiaries will have a Fixed Charge Coverage Ratio of at least 1.1 to 1.0, calculated on a trailing four quarter basis as of: (a) the end of the last fiscal quarter immediately preceding the Covenant Testing Trigger Date for which financial statements have most recently been delivered pursuant to Section 5.1 of this Agreement, and (b) the end of each fiscal quarter thereafter for which financial statements are delivered pursuant to Section 5.1 of this Agreement."
(t)Section 14.1(a)(xi) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
"(xi)    change the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Investment Grade Account and Eligible Credit Insured Account) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definitions of Maximum Revolver Amount,"
2.Amendments to Security Agreement.
(a)The following definitions are hereby added to Section 1 of the Security Agreement in alphabetical order:
" 'Activation Instruction' has the meaning specified therefor in Section 6(k)."
" 'Triggering Event' means, as of any date of determination, that (a) an Event of Default has occurred as of such date, or (b) Excess Availability is less than $25,000,000 as of such date."
(b)Section 6(k)(ii)(C) of the Security Agreement amended and restated in its entirety to read as follows:
"(C) upon the instruction of Agent (an “Activation Instruction”), the Controlled Account Bank will forward by daily sweep all amounts in the applicable Controlled Account to the Agent's Account. Agent agrees not to issue an Activation Instruction with respect to the Controlled Accounts unless a Triggering Event has occurred and is continuing at the time such Activation Instruction is issued. Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (the “Rescission”) if: (1) the Triggering Event upon which such Activation Instruction was issued has been waived in writing in accordance with the terms of the Credit Agreement, and (2) no additional Triggering Event has occurred and is continuing prior to the date of the Rescission or is reasonably expected to occur on or immediately after the date of the Rescission."
3.Conditions Precedent to Effectiveness of this Amendment. This Amendment shall not become effective until all of the following conditions precedent shall have been satisfied in the sole discretion of Agent or waived by Agent:
(a)Amendment. Agent shall have received this Amendment fully executed in a sufficient number of counterparts for distribution to all parties.
(b)Representations and Warranties. The representations and warranties set forth herein, in the Credit Agreement and in the Security Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) must be true and correct.
(c)Other Required Documentation. Agent shall have received all other documents and legal matters in connection with the transactions contemplated by this Amendment and such documents shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Agent.
4.Representations and Warranties. Each Borrower and each Grantors represents and warrants as follows:
(a)Authority. Each Borrower and each Grantor has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party. The execution, delivery and performance by each Borrower and each Grantor of this Amendment have been duly approved by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restriction binding on any Borrower or any Grantor. No other corporate proceedings are necessary to consummate such transactions.
(b)Enforceability. This Amendment has been duly executed and delivered by each Borrower and each Grantor. This Amendment and each Loan Document (as amended or modified hereby) is the legal, valid and binding obligation of each Borrower and each Grantor, enforceable against each Borrower and each Grantor in accordance with its terms, and is in full force and effect.
(c)Representations and Warranties. The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.
(d)No Default. No event has occurred and is continuing that constitutes a Default or Event of Default.
5.Choice of Law. The validity of this Amendment, the construction, interpretation, and enforcement hereof, and the rights of the parties hereto with respect to all matters arising hereunder or related hereto shall be determined under, governed by, and construed in accordance with the laws of the State of California.
6.Counterparts. This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.
7.Reference to and Effect on the Loan Documents.
(a)Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby. Upon and after the effectiveness of this Amendment, each reference in the Security Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Security Agreement, and each reference in the other Loan Documents to “the Security Agreement”, “thereof” or words of like import referring to the Security Agreement, shall mean and be a reference to the Security Agreement as modified and amended hereby
(b)Except as specifically set forth in this Amendment, the Credit Agreement, the Security Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrowers and Grantors to Agent and Lenders without defense, offset, claim or contribution.
(c)The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.
8.Ratification. Each Borrower and each Grantor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.
9.Estoppel. To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Credit Agreement, each Borrower hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower as against Agent or any Lender with respect to the Obligations.
10.Integration. This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
11.Severability. In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
12.Submission of Amendment. The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or any Lender to waive any of their respective rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.
[Remainder of Page Left Intentionally Blank]
IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

FINISAR CORPORATION, a Delaware corporation

By: /s/ Kurt Adzema
Name: Kurt Adzema
Title: Senior Vice President and Chief Financial Officer

OPTIUM CORPORATION, a Delaware corporation

By: /s/ Kurt Adzema
Name: Kurt Adzema
Title: Senior Vice President and Chief Financial Officer

AZNA, LLC, a Delaware limited liability company

By: /s/ Kurt Adzema
Name: Kurt Adzema
Title: Senior Vice President and Chief Financial Officer

FINISAR SALES INC., a Delaware corporation

By: /s/ Kurt Adzema
Name: Kurt Adzema
Title: Senior Vice President and Chief Financial Officer

KAILIGHT PHOTONICS, INC., a Delaware corporation

By: /s/ Kurt Adzema
Name: Kurt Adzema
Title: Senior Vice President and Chief Financial Officer

WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as Agent and as a Lender

By: /s/ Patrick McCormack
Name:Patrick McCormack
Title:Vice President

BANK OF AMERICA, N.A., a national banking association, as a Lender

By: /s/ Nima Rassouli
Name: Nima Rassouli
Title: Assistant Vice President

Schedule 5.2
Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Immediately upon occurrence or receipt of
any decrease or termination of insurance coverage on any credit insured account, any claim for payment under any credit insurance policy, and copies of all reports as required under any credit insurance policy.

Commencing on the first day after the Third Amendment Effective Date that Excess Availability is less than $25,000,000, weekly, and before such date, monthly (no later than the 15th day after the end of each month), or more frequently as Agent may request in its Permitted Discretion an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records, a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format), a detailed report regarding Parent's and its Subsidiaries' cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash, and a Borrowing Base Certificate.

Monthly (no later than the 15th day of each month)
notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower's and its Subsidiaries' Accounts, a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of each Borrower's general ledger, and a summary aging, by vendor, of each Borrower's and its Subsidiaries' accounts payable and any book overdraft, and accrued expenses, together with a reconciliation to each Borrower's general ledger accounts (delivered electronically in an acceptable format), and an aging, by vendor, of any held checks.

Monthly (no later than the 30th day of each month)	a reconciliation of Accounts and trade accounts payable of each Borrower's general ledger accounts to its monthly financial statements including any book reserves related to each category.
Quarterly	a report regarding Parent's and its Subsidiaries' accrued, but unpaid, ad valorem taxes, and a detailed report of each Borrower's and its Subsidiaries' deemed dividend tax liability.
Annually	a detailed list of Parent's and its Subsidiaries' customers, with address and contact information.
Upon request by Agent
copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos, and any other information or reports as to the Collateral or the financial condition of Parent or its Subsidiaries, as Agent may reasonably request.